EXHIBIT 99.1

July 17, 2007

The Board of Directors
RG America, Inc.
1507 Capital Ave. Suite 101
Plano, TX 75074

Dear Sir’s,

This is notice of my resignation as Chief Executive Officer, Chief Financial Officer and a director of RG America, Inc. (“RG”). Additionally, this is notice of my resignation as an officer and director of all wholly-owned subsidiaries of RG. My resignation is due to the lack of any remaining business operations remaining for RG and my need to find an opportunity elsewhere. I have no disagreement with the Company on any matter related to the Company’s operations, policies or practices.

I have truly enjoyed working with the Board of Directors and the employees of RG and wish you all the best.

Best regards,

/s/ Bruce A. Hall
Bruce A. Hall